Exhibit 10.3

FINAL

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of December 31, 2022, by and between CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation (the “Company”), and FARZANA KHALEEL, a resident of Chattanooga, Tennessee (“Khaleel”).

W I T N E S S E T H:

WHEREAS, Khaleel was formerly employed by the Company and served as Executive Vice President, Chief Financial Officer and Treasurer for the Company and its affiliated entities including but not limited to CBL & Associates Properties, Inc. (collectively, sometimes referred to herein as the “Company”);

WHEREAS, Khaleel’s employment with the Company will be terminated by the Company “without cause” effective as of 11:59 pm (eastern) December 31, 2022; and

WHEREAS, the Company desires to retain Khaleel to perform the Consulting Services, as defined herein, and Khaleel desires to accept the retention with the Company and perform the Consulting Services, as defined herein, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retention. The Company hereby retains Khaleel as Consultant to perform the Consulting Services, as defined herein, and Khaleel hereby accepts retention with the Company and agrees to perform the Consulting Services, as defined herein, upon the terms and conditions hereinafter set forth.

2. Duties and Responsibilities. During the “Term” (as such term is hereinafter defined), Khaleel shall be available, on reasonable advance notice by the Company to Khaleel, to consult and shall consult with the Company and its personnel regarding the matters formerly under Khaleel’s oversight as an executive officer and the Chief Financial Officer of the Company, to assist with the transitioning of the oversight and responsibility of such matters to other Company personnel and to provide information and advice and suggestions regarding matters involving the Company’s finance and accounting operations and other areas wherein Khaleel was involved as an executive officer and Chief Financial Officer of the Company (such services being collectively referred to herein as the “Consulting Services”). In performing all of her duties hereunder, Khaleel shall at all times be subject to the Company’s policies and directives including but not limited to the Company’s Fourth Amended and Restated Code of Business Conduct and Ethics, Corporate Governance Guidelines, Reg FD Disclosure Policy, Blackout Policy and other Company policies.

3. Term. The term of this Agreement (the “Term”) shall commence as of the date hereof, and shall continue through March 31, 2023 (the “Initial Term”) unless terminated earlier by the Company pursuant to Paragraph 6 below, and thereafter, unless terminated earlier by the Company pursuant to Paragraph 6 below, shall continue through June 30, 2023 (the “Extended Term”) provided the Agreement shall extend until the final payment of any compensation under Paragraph 4 below has been made unless the Company has determined to forego payment of the Initial Term Incentive or the Extended Term Incentive pursuant to Paragraph 4 below. As used herein, “Term” shall refer to the Initial Term and, if applicable, the Extended Term. Notwithstanding any provision of this Paragraph 3 to the contrary, Khaleel shall not be required to provide services beyond the Initial Term if this Agreement is terminated at the end of the Initial Term, nor shall Khaleel be required to provide services beyond the Extended Term if this Agreement is not terminated at the end of the Initial Term.

4. Compensation. As compensation for the performance by Khaleel of the Consulting Services hereunder, subject to the provisions of this Agreement and the Company’s election as to the Initial Term Incentive, the Extended Term and the Extended Term Incentive, Khaleel shall be entitled to the following payments:

Initial Term*:

$75,000 on January 31, 2023

$75,000 on February 28, 2023

$75,000 on March 31, 2023

Initial Term Incentive: $150,000 on April 17, 2023*

Extended Term*1:

$75,000 on April 28, 2023

$75,000 on May 31, 2023

$75,000 on June 30, 2023

Extended Term Incentive: $150,000 on July 17, 2023*2

The Company may elect to forego payment of the Initial Term Incentive by notice to Khaleel on or before April 14, 2023. The Company may elect to forego payment of the Extended Term Incentive by notice to Khaleel on or before July 14, 2023.

5. Confidentiality . In connection with Khaleel’s retention hereunder, Khaleel will have access to certain confidential and proprietary information of the Company (“Trade Secrets”), including, without limitation, with respect to some or all of the following categories of information: (i) financial information, including but not limited to information relating to earnings, assets, debts, net operating income, funds from operations, cash flow, capital structures or potential asset sales or other financial data whether related to the Company, any of its affiliates or generally, or to particular properties, products, services, geographic areas, or time periods; (ii) supply and service information, including but not limited to information relating to goods and services, vendors’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential vendors to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company details of which are not generally known; (iii) marketing information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions; (iv) personnel information of the Company, including but not limited to information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; (v) tenant information of the Company, including but not limited to information relating to names, addresses, backgrounds, business needs or requirements of past, existing or prospective tenants, records of agreements and prices, proposals or agreements between any of them and the Company or, status of accounts or credit, as well as tenant lists; and (vi) technological information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how, improvements, inventions, techniques, and information that has been created, discovered or developed, or has otherwise become known to the Company and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. During the Term and thereafter, except as otherwise authorized by the Company in writing, Khaleel shall hold all Trade Secrets in confidence and will not discuss, communicate or transmit to others, or make any copy of or use any of the Trade Secrets; and will take all reasonable actions that the Company deems reasonably necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company’s interest in the Trade Secrets. The foregoing does not apply to information that by means other than the deliberate or inadvertent disclosure by the Company or any of the Company’s directors, officers, shareholders, partners or employees becomes well known to the public; or disclosure compelled by judicial or administrative proceedings. Khaleel acknowledges that the restrictions contained in this Paragraph 5 are reasonable and necessary to protect the legitimate business interests of the Company and that any violation thereof by Khaleel would result in irreparable harm to the Company, and that damages in the event of the breach by Khaleel of this Agreement will be difficult, if not impossible, to ascertain. Accordingly, Khaleel agrees that upon the violation or breach by Khaleel of any of the restrictions contained in Paragraph 5 of this Agreement, the Company shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction enjoining such violation or breach without the necessity of posting any bond or other security whatsoever.

6. Early Termination. This Agreement shall be subject to early termination by the Company as follows:

(a) Death. In the event of Khaleel’s death during the Term, this Agreement shall terminate automatically, such termination to be effective as of the date of Khaleel’s death. Except as the Company may determine with respect to the Initial Term Incentive and the Extended Term Incentive and provided the Company has not elected to terminate this Agreement at the end of the Initial Term as set forth in subparagraph (d) of this Paragraph 6 below, the Company shall pay to the representative of Khaleel’s estate the amounts set forth in Paragraph 4 above as of the dates set forth therein.

(b) Disability. If, due to physical or mental illness or injury, Khaleel suffers a disability which prevents Khaleel from substantially performing her duties under this Agreement, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice to Khaleel. Except as the Company may determine with respect to the Initial Term

Incentive and the Extended Term Incentive and provided the Company has not elected to terminate this Agreement at the end of the Initial Term as set forth in subparagraph (d) of this Paragraph 6 below, the Company shall pay to Khaleel the amounts set forth in Paragraph 4 above as of the dates set forth therein.

(c) Cause. This Agreement may be terminated at any time by the Company for “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) fraud, theft, embezzlement or willful malfeasance by Khaleel with respect to the Company, its assets or its personnel; (ii) Khaleel's willful and continued refusal to substantially perform her duties under this Agreement after written notice to Khaleel by the Company and Khaleel’s failure or refusal to take reasonable steps to try to cure such failure within ten (10) days of receipt of such notice; or (iii) breach by Khaleel of any of the covenants contained in Paragraph 5. The process of such termination shall be commenced by the Company giving written notice to Khaleel, and shall be effective upon the giving of such notice unless the Company, in its sole discretion, chooses to provide a notice and cure period, in which case, termination shall be effective upon the expiration of any cure period if Khaleel has not taken reasonable steps to cure. On any termination of this Agreement by the Company for “Cause”, the Company shall not be required to pay Khaleel any amounts set forth in Paragraph 4 above that may remain unpaid as of the date of termination and thereafter.

(d) Termination at end of Initial Term. The Company may terminate this Agreement at the end of the Initial Term by notice to Khaleel provided on or before the last day of the Initial Term. If the Company does not elect to terminate this Agreement at the end of the Initial Term, the Agreement shall continue for the Extended Term.

7. Enforceability. The parties intend this Agreement to be enforced as written. However, if any provision, or any part thereof, is held to be unenforceable because of the scope of the activities covered thereby, the duration thereof or the area covered thereby, Khaleel and the Company agree that the court making such determination shall have the power to reduce the scope, duration, and/or area of such provision in order to make such provision enforceable to the fullest extent permitted by law, and in its reduced form, such provision shall then be enforceable and shall be enforced.

8. Invalidity. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

10. Entirety and Amendments. This Agreement contains the entire agreement of the parties hereto with respect to matters stated herein and supersedes any and all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing executed by the party, or an authorized officer of the party, against whom such amendment is sought to be enforced.

11. Waiver. The failure of the Company at any time to require performance or observance of any provisions hereof shall in no manner affect the right to thereafter enforce the same. No waiver by the Company of any breach of any provision or covenant herein shall be deemed or construed as a further or continuing waiver of any such provision or breach or a waiver of any other breach of any other provision or covenant herein contained.

12. Assignment. This Agreement is personal and shall in no way be subject to assignment by Khaleel. It shall inure to the benefit of the Company and its successors and assigns. The Company may assign this Agreement to any entity controlled by or under common control of the Company.

13. Notices. Any notices or other communications required or permitted to be given hereunder shall be given in writing and personally delivered or mailed by prepaid certified or registered mail, with return receipt requested, or sent by generally recognized overnight delivery service to the party to whom such notice or communication is directed, to the address of such party as follows:

If to the Company, to:

CBL & Associates Management, Inc.

2030 Hamilton Place Blvd.

Suite 500, CBL Center

Chattanooga, Tennessee 37421

Attention: Stephen D. Lebovitz, CEO

If to Khaleel, to:

Farzana Khaleel

[PERSONAL CONTACT INFORMATION REDACTED PER REG. S-K ITEM 601(a)(6)]

Any such notice or other communication shall be deemed to have been given, if personally delivered, on the day it is personally delivered or, if mailed, on the day of actual delivery as shown by the addressee’s return receipt or the expiration of forty-eight (48) hours after the date mailed, whichever is earlier in time, or if sent by generally recognized overnight delivery service, on the expiration of twenty-four (24) hours after the date sent by generally recognized overnight delivery service. Any party may change such party’s address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Paragraph 13.

14. Counterparts and Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may exchange counterparts of the signature page by facsimile or electronic mail (e-mail), including, but not limited to, as an attachment in portable document format (PDF), which shall be effective as original signature pages for all purposes.

15. Survival. Notwithstanding the termination of this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to accomplish the preservation of those rights and obligations of the parties that are expressly intended to be preserved following such termination, including but not limited to, the provisions of Paragraph 5.

16. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Paragraphs shall refer to the corresponding Paragraph of this Agreement.

17. Independent Contractor Status. Khaleel shall be deemed for all purposes as an independent contractor with respect to the Company. Nothing contained herein or any acts of either party shall be deemed or construed as creating or continuing the relationship of employer/employee or principal/agent between the parties. The Company shall not withhold taxes or other amounts from the payments made to Khaleel hereunder and Khaleel will be solely responsible for the payment of any and all federal, state and local taxes arising out of her receipt of payments set forth in Paragraph 4 above.

18. Indemnity. In performing her services hereunder, Khaleel shall be entitled to be indemnified by the Corporation in the same manner and on the same terms as Khaleel was entitled to be indemnified pursuant to that certain Indemnification Agreement between the Corporation and Khaleel dated September 18, 2000.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

COMPANY:

CBL & Associates Management, Inc.

By: /s/ Jeffery V. Curry
Name: Jeffery V. Curry
Title: Chief Legal Officer

KHALEEL:

/s/ Farzana Khaleel
Farzana Khaleel